Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2009 Results

LOUISVILLE, KY (August 3, 2009) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 30, 2009.

	Second Quarter			Year to Date
($000’s)	2009	2008	% Change	2009	2008	% Change

Total revenue	242,423	217,311	12	488,496	428,524	14
Income from operations	21,494	17,040	26	43,777	37,740	16
Net income (1)	13,741	10,472	31	28,075	23,385	20
Diluted EPS	$0.19	$0.14	40	$0.40	$0.31	29

(1) Net income refers to Net income attributable to Texas Roadhouse, Inc. and subsidiaries.

Results for the quarter included:

•                  Comparable restaurant sales decreased 3.7% at company-owned restaurants and decreased 3.5% at franchise restaurants;

•                  Two company restaurants and one franchise restaurant opened, while one franchise restaurant closed;

•                  Restaurant margins increased 10 basis points;

•                  Diluted earnings per share increased 40% to $0.19 from $0.14 in the prior year period.

Results year-to-date included:

•                  Comparable restaurant sales decreased 2.4% at company-owned restaurants and decreased 2.7% at franchise restaurants;

•                  Eleven company restaurants and one franchise restaurant opened, while one franchise restaurant closed;

•                  Restaurant margins decreased 57 basis points;

•                  Diluted earnings per share increased 29% to $0.40 from $0.31 in the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are pleased with our financial performance for the period, and while the consumer environment remained challenging from a sales perspective, we continue to benefit from a favorable commodities market.  This allowed us to generate slightly better year-over-year restaurant margins after seven consecutive quarters of decline.  Looking to the remainder of 2009 and into next year, we remain optimistic about our market position and believe that a focus on legendary food and service is the best path to market share gains and brand integrity.  Underlying these efforts is an ongoing commitment to operational intensity and prudent capital allocation policies.”

Outlook for 2009

The Company reported that comparable restaurant sales for the first four weeks of the third quarter of fiscal 2009 decreased approximately 5.5% to 6.0% compared to the same period of the prior year.

While the economic outlook for 2009 remains uncertain, the Company announced it is now estimating 2009 diluted earnings per share to be up 5% to 10% as compared to its 53 week 2008 year.  The Company’s target is based, in part, on the following assumptions for 2009:

•                  Approximately 15 company and two franchise restaurant openings;

•                  Total capital expenditures of $50-60 million; and

•                  Food cost deflation of 2.0% to 3.0%.

In addition, the Company noted that, as a result of the timing of prior year share repurchases, both second quarter and year-to-date fiscal 2009 diluted earnings per share growth benefitted from a much lower year-over-year share count. The Company anticipates this benefit will be substantially diminished for the remainder of the 2009 fiscal year.  Also, the Company reminds investors that its fourth quarter of fiscal 2008 was a 14 week quarter as compared to a 13 week quarter in fiscal 2009 due to fiscal 2008 being a 53 week year.  The Company estimates the extra week in the fourth quarter of 2008 accounted for $0.03 in diluted earnings per share.

Conference Call

The Company is hosting a conference call today, August 3, 2009, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 600-4862 or (913) 312-1397 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112 or (719) 457-0820 for international calls, and use 5414435 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 325 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations	Media
Price Cooper	Travis Doster
502-515-7300	502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2009	June 24, 2008	June 30, 2009	June 24, 2008

Revenue:
Restaurant sales	$240,301	$214,787	$484,391	$423,388
Franchise royalties and fees	2,122	2,524	4,105	5,136

Total revenue	242,423	217,311	488,496	428,524

Costs and expenses:
Restaurant operating costs:
Cost of sales	80,314	74,774	163,355	148,360
Labor	71,074	61,804	142,573	120,246
Rent	4,929	3,601	9,841	6,890
Other operating	39,812	35,346	80,672	68,596
Pre-opening	933	3,212	3,217	6,038
Depreciation and amortization	10,616	9,066	21,087	17,612
Impairment and closure	14	31	(72)	734
General and administrative	13,237	12,437	24,046	22,308

Total costs and expenses	220,929	200,271	444,719	390,784

Income from operations	21,494	17,040	43,777	37,740

Interest expense, net	876	720	1,733	1,362
Equity income from investments in unconsolidated affiliates	64	70	149	139

Income before taxes	20,682	16,390	42,193	36,517
Provision for income taxes	6,436	5,639	13,151	12,592

Net income	$14,246	$10,751	$29,042	$23,925
Less: Net income attributable to non controlling interests	505	279	967	540
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$13,741	$10,472	$28,075	$23,385

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.20	$0.14	$0.40	$0.31
Diluted	$0.19	$0.14	$0.40	$0.31

Weighted average shares outstanding:
Basic	69,909	74,252	69,666	74,498
Diluted	71,361	75,996	70,948	76,220

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2009	December 30, 2008

Cash and cash equivalents	$24,979	$5,258
Other current assets	22,308	29,550
Property and equipment, net	457,574	456,132
Goodwill	114,857	114,807
Intangible asset, net	12,241	12,807
Other assets	5,101	4,109

Total assets	$637,060	$622,663

Current maturities of long-term debt and obligations under capital leases	234	228
Other current liabilities	82,011	99,415
Long-term debt and obligations under capital leases, excluding current maturities	126,305	132,482
Other liabilities	28,992	27,741
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	396,881	359,990
Noncontrolling interests	2,637	2,807

Total liabilities and equity	$637,060	$622,663

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	26 Weeks Ended
	June 30, 2009	June 24, 2008

Cash flows from operating activities:
Net income	$28,075	$23,385
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	21,087	17,612
Share-based compensation expense	3,814	3,582
Other noncash adjustments	4,208	(1,130)
Change in working capital	(10,658)	(717)
Net cash provided by operating activities	46,526	42,732

Cash flows from investing activities:
Capital expenditures - property and equipment	(22,526)	(52,573)
Acquisition of franchise restaurants, net of cash acquired	50	(8,173)
Proceeds from sale of property and equipment, including insurance proceeds	120	197
Net cash used in investing activities	(22,356)	(60,549)

Cash flows from financing activities:
(Repayments)/proceeds from revolving credit facility, net	(6,000)	28,000
Repurchase of shares of common stock	—	(15,095)
Other financing activities	1,551	419
Net cash (used in)/provided by financing activities	(4,449)	13,324

Net increase in cash	19,721	(4,493)
Cash and cash equivalents - beginning of year	5,258	11,564
Cash and cash equivalents - end of year	24,979	7,071

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2009	2008	vs LY		2009	2008	vs LY

Restaurant openings
Company	2	10	(8)		11	16	(5)
Franchise	1	0	1		1	0	1
Total	3	10	(7)		12	16	(4)

Restaurant acquisitions
Company	0	3	(3)		0	3	(3)
Franchise	0	(3)	3		0	(3)	3
Total	0	0	0		0	0	0

Restaurant closures
Company	0	0	0		0	(1)	1
Franchise	(1)	0	(1)		(1)	0	(1)
Total	(1)	0	(1)		(1)	(1)	0

Restaurants open at the end of the quarter
Company	256	222	34
Franchise	69	78	(9)
Total	325	300	25

Company-owned restaurants
Restaurant sales	$240,301	$214,787	11.9%		$484,391	$423,388	14.4%
Store weeks	3,313	2,805	18.1%		6,562	5,472	19.9%
Comparable restaurant sales growth (1)	(3.7)%	(0.3)%			(2.4)%	(0.7)%
Average unit volume (2)	$935	$985	(5.1)%		$1,906	$1,984	(3.9)%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.4%	34.8%	(139	)bps	33.7%	35.0%	(132	)bps
Labor	29.6%	28.8%	80	bps	29.4%	28.4%	103	bps
Rent	2.1%	1.7%	37	bps	2.0%	1.6%	40	bps
Other operating	16.6%	16.5%	11	bps	16.7%	16.2%	45	bps
Total	81.6%	81.7%	(10	)bps	81.8%	81.3%	57	bps

Restaurant margins (3)	18.4%	18.3%	10	bps	18.2%	18.7%	(57	)bps

Franchise-owned restaurants
Franchise royalties and fees	$2,122	$2,524	(15.9)%		$4,105	$5,136	(20.1)%
Store weeks	897	1,014	(11.5)%		1,794	2,067	(13.2)%
Comparable restaurant sales growth (1)	(3.5)%	(2.3)%			(2.7)%	(2.5)%
Average unit volume (2)	$922	$956	(3.6)%		$1,866	$1,917	(2.7)%

Pre-opening expense	$933	$3,212	(71.0)%		$3,217	$6,038	(46.7)%

Depreciation and amortization	$10,616	$9,066	17.1%		$21,087	$17,612	19.7%
As a % of revenue	4.4%	4.2%	21	bps	4.3%	4.1%	21	bps

General and administrative expenses	$13,237	$12,437	6.4%		$24,046	$22,308	7.8%
As a % of revenue	5.5%	5.7%	(26	)bps	4.9%	5.2%	(28	)bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volumes for Q2 2008 and 2008 YTD were adjusted to reflect restaurant sales of any acquired franchise restaurants as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

NM - not meaningful

Amounts may not foot due to rounding.